SPDR S&P MIDCAP 400 ETF

TRUST

PARTICIPANT AGREEMENT

This Participant Agreement (the “Agreement”) is entered into between ALPS Distributors, Inc. (the “Distributor”) and                                           (the “Participant”) and is subject to acceptance by The Bank of New York Mellon (the “Trustee”). The Trustee serves as the trustee of the SPDR S&P MIDCAP 400 ETF TRUST (“MDY”) Trust (the “Trust”) pursuant to certain Standard Terms and Conditions of Trust dated as of April 1, 1995 and effective as of April 27, 1995 and the Trust Indenture dated April 27, 1995, both as amended from time to time (the “Trust Agreement”); and is an Index Receipt Agent as that term is defined in the rules of the National Securities Clearing Corporation (“NSCC”). The Distributor has been retained to provide certain services with respect to acting as principal underwriter of the Trust in connection with the creation and distribution of MDY. As specified in the MDY prospectus (“Prospectus”) and the Trust Agreement, MDY may be created or redeemed only in aggregations of 25,000 MDY, referred to therein and herein as a “Creation Unit”. The Trust Agreement provides that Creation Units be issued in exchange for a Portfolio Deposit delivered by the Participant to the Trustee. Capitalized terms not otherwise defined herein are used herein as defined in the MDY Prospectus or the Trust Agreement.

This Agreement is intended to set forth certain premises and the procedures by which the Participant may create and/or redeem Creation Units (i) through the Continuous Net Settlement (“CNS”) clearing processes of NSCC as such processes have been enhanced to effect creations and redemptions of Creation Units, such processes being referred to herein as the “Trust Clearing Process,” or (ii) outside the Trust Clearing Process (i.e., through the facilities of the Depository Trust Company (“DTC”)). The parties hereto in consideration of the premises and of the agreements contained herein agree as follows:

1. STATUS OF PARTICIPANT. The Participant hereby represents, covenants and warrants that (i) with respect to orders for the creation or redemption of Creation Units by means of the Trust Clearing Process, it is a member of NSCC and a participant in the CNS System of NSCC (as defined in the Trust Prospectus, a “Participating Party”); and (ii) with respect to orders for the creation or redemption of Creation Units outside the Trust Clearing Process, it is a DTC Participant (as defined in the Trust Prospectus, a “DTC Participant”). The Participant may place orders for the creation or redemption of Creation Units either through the Trust Clearing Process or outside the Trust Clearing Process, subject to the procedures for creation and redemption referred to in paragraph 2 of this Agreement (“Execution of Orders”) and the procedures described in Annex I hereto. Any change in the foregoing status of the Participant shall terminate this Agreement, and the Participant shall give immediate notice to the Distributor and the Trustee of such change.

(a) If the Participant is offering or selling Shares of the Trust in jurisdictions outside the several states, territories and possessions of the United States (“US”) and is not otherwise required to be registered, qualified, or a member of the Financial Industry Regulatory Authority (“FINRA”), the Participant nevertheless agrees (i) to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) to comply with the full disclosure requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the regulations promulgated thereunder and (iii) to conduct its business in accordance with the spirit of the FINRA NASD Conduct Rules.

(b) The Participant represents, covenants and warrants that it has established and presently maintains an anti-money laundering program (the “Program”) reasonably designed to prevent the Participant from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities, and is in compliance with the Program and all anti-money laundering laws, regulations and rules now or hereafter in effect that are applicable to it, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT ACT”).

(c) The Participant understands and acknowledges that the method by which Creation Units of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution,” as such term is used in the 1933 Act, may be occurring. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant should review the “Continuous Offering” section of the SAI and consult with its own counsel in connection with entering into this Agreement and placing an Order (defined below). The Authorized Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.

(d) The Participant has the capability to send and receive communications via authenticated telecommunication facility to and from the Distributor, the Custodian, and the Authorized Participant’s custodian. The Participant shall confirm such capability to the satisfaction of the Distributor and the Custodian prior to placing its first Order with the Trustee (whether it is a Purchase Order or a Redemption Order).

2. EXECUTION OF ORDERS. All orders for the creation or redemption of Creation Units shall be handled in accordance with the terms of the Trust Shares Prospectus, the Trust Agreement and the procedures described in Annex I to this Agreement. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. In the event the procedures include the use of recorded telephone lines, the Participant hereby consents to such use. The Trustee reserves the right to issue additional or other procedures relating to the manner of creating or redeeming Creation Units, and the Participant and the Distributor agree to comply with such procedures as may be issued from time to time.

3. NSCC. Solely with respect to orders for the creation or redemption of Creation Units through the CNS Clearing Process, the Participant as a Participating Party hereby authorizes the Trustee to transmit to NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the creation and redemption of Creation Units consistent with the instructions issued by the Participant to the Trust telephone representative identified in Annex I hereto (the “Trust Telephone Representative”). The Participant agrees to be bound by the terms of such instructions issued by the Trustee and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

4. TITLE TO SECURITIES; RESTRICTED SHARES. The Participant represents on behalf of itself and any party for which it acts that upon delivery of a portfolio of Deposit Securities to the Custodian in accordance with the terms of the Prospectus, the Trust will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction and (iii) no such securities are “restricted securities” as such term is used in Rule 144(a)(3)(i) promulgated under the 1933 Act.

5. FEES. In connection with the creation or redemption of Creation Units, the Trustee shall charge, and the Participant agrees to pay to the Trustee, the Transaction Fee prescribed in the Trust Shares Prospectus applicable to creations or redemptions through the Trust Clearing Process, or the Transaction Fee and

such additional amounts as may be prescribed pursuant to the Trust Shares Prospectus applicable to (i) creations or redemptions outside the Trust Clearing Process and (ii) creations within the Trust Clearing Process where the cash equivalent value of one or more Index Securities is being deposited in lieu of the inclusion of such Index Security in the securities portion of the Portfolio Deposit because the Participant is restricted by regulation or otherwise from investing or engaging in a transaction in such security. The Transaction Fee may be waived or otherwise adjusted from time to time subject to the provisions relating thereto and any limitations as prescribed in the Trust Shares Prospectus and the Trust Agreement.

6. ROLE OF PARTICIPANT. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust, the Distributor, or the Custodian, in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trust, the Distributor, the Custodian, or the Participant’s custodian or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

(a) In executing this Agreement, the Participant agrees in connection with any purchase or redemption transactions in which it acts for a customer or for any other Participant or indirect participant, or any other shareholder in an underlying shares account (“Beneficial Owner”), that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

(b) The Participant agrees to maintain records of all sales of Shares made by or through it and to furnish copies of such records to the Trust or the Distributor upon the request of the Trust or the Distributor.

7. AUTHORIZED PERSONS OF THE PARTICIPANT. Concurrently with the execution of this Agreement and from time to time thereafter, the Participant shall deliver to the Distributor and the Trustee, duly certified as appropriate by its secretary or other duly authorized official, a certificate setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each, an “Authorized Person”). Such certificate may be accepted and relied upon by the Distributor and the Trustee as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Distributor and the Trustee of a superseding certificate bearing a subsequent date. The Trustee shall issue to each Authorized Person a unique personal identification number (“PIN”) by which such Authorized Person and the Participant shall be identified and instructions issued by the

Participant hereunder shall be authenticated. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Distributor and the Trustee and such notice shall be effective upon receipt by both the Distributor and the Trustee.

8. REDEMPTION. The Participant represents, warrants and agrees that, as of the close of a Business Day on which it has placed any Redemption Order for the purpose of redeeming any Creation Unit of Trust Shares, it or any third party for which it acts, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO), or has arranged to borrow, for delivery to the Trust on or prior to the settlement date of the Redemption Order, the requisite number of Trust Shares to be redeemed as a Creation Unit. In either case, the Participant acknowledges that: (i) it has, or if applicable, any third party for which it acts has, full legal authority and legal right to tender for redemption the requisite number of Trust Shares and to receive the entire proceeds of the redemption; and (ii) if such Trust Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Trust Shares being tendered, there are no restrictions precluding the tender and delivery of such Trust Shares (including borrowed shares, if any) for redemption, free and clear of liens, on the redemption settlement date. In the event that the Distributor, transfer agent and/or the Trustee have reason to believe that the Participant does not own or have available for delivery the requisite number of Trust Shares to be redeemed as a Creation Unit to deliver by the settlement date, the Distributor, transfer agent and/or the Trustee may require the Participant to deliver and/or execute supporting documentation evidencing ownership or its right to deliver sufficient Trust Shares in order for the Redemption Order to be in proper form and, if such documentation is not satisfactory to the Distributor, transfer agent and/or the Trustee, in their reasonable discretion, the Distributor may reject without liability the Redemption Order. Failure to deliver and/or execute the requested supporting documentation may result in a Participant’s Redemption Order being rejected as not in proper form.

9. BENEFICIAL OWNERSHIP. The Participant represents and warrants to the Distributor and the Trustee that either (i) it does not hold for the account of any single Beneficial Owner of Trust Shares, 80 percent (80%) or more of outstanding Trust Shares or (ii) if it does hold for the account of any single Beneficial Owner of Trust Shares, 80 percent (80%) or more of outstanding Trust Shares, that such a circumstance would not cause the Trust to have a basis in the Index Securities deposited with the Trust different from the market value of such Index Securities on the date of such deposit, pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. The Trustee shall have the right to require information from the Participant regarding Trust Share ownership and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent (80%) or more of outstanding Trust Shares by a Beneficial Owner as a condition to the acceptance of a Portfolio Deposit.

10. INDEMNIFICATION. This section 10 shall survive the termination of this Agreement.

(a) The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trustee, the sponsor, the transfer agent, their respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Participant Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to such Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Participant Indemnified Party in reliance upon any instructions issued in accordance with Annex I hereto (as each may be amended from time to time) reasonably believed by the Distributor and/or the Trustee to be genuine and to have been given by the Participant, or (v)(1) any representation by the Participant, its employees or its agents or other representatives about the Shares, any Participant Indemnified Party or the Trust that is not consistent with the Trust’s then-current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares and (2) any untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature described herein or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares, any Participant Indemnified Party or the Trust, unless, in either case, such representation, statement or omission was made or included by the Participant at the written direction of the Trust or the Distributor or is based upon any omission or alleged omission by the Trust or the Distributor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading. The Participant and the Distributor understand and agree that the Trust as a third party beneficiary to this Agreement is entitled and intends to proceed directly against the Participant in the event that the Authorized Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust. The Participant shall not be liable to the Participant Indemnified Party for any damages arising out of mistakes or errors in data provided to the Participant, or mistakes or errors by, or out of interruptions or delays of communications with the Participant Indemnified Parties due to any action of a service provider to the Trust.

(b) The Distributor hereby agrees to indemnify and hold harmless the Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Distributor Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self- regulatory organizations; (iv) actions of such Distributor Indemnified Party in reliance upon any instructions issued or representations made in accordance with Annex I hereto (as each may be amended from time to time) reasonably believed by the Participant to be genuine and to have been given by the Distributor, or (v) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement of the Trust as originally filed with the SEC or in any amendment thereof, or in any Prospectus or any statement of additional information, or any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in connection with the Participant’s acting in its capacity as a Participant. The Distributor shall not be liable to any Distributor Indemnified Party for any damages arising out of mistakes or errors in data provided to the Distributor, or mistakes or errors by, or out of interruptions or delays of communications with the Distributor Indemnified Parties, due to any action of a service provider to the Trust.

(c) This Section 10 shall not apply to the extent any such losses, liabilities, damages, costs and expenses are incurred as a result or in connection with any gross negligence, bad faith or willful misconduct on the part of the Participant Indemnified Party or the Distributor Indemnified Party, as the case may be. The term “affiliate” in this Section 10 shall include, with respect to any person, entity or organization, any other person, entity or organization which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, entity or organization.

11.

LIMITATION OF LIABILITY. The Distributor and the Trustee undertake to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor or the Trustee.

(a) In the absence of bad faith, gross negligence or willful misconduct on its part, neither the Distributor, nor the Trustee, whether acting directly or through agents or attorneys as provided in paragraph (d) below, shall be liable for any action taken, suffered or omitted or for any error of judgment made by any of them in the performance of their duties hereunder. Neither the Distributor nor the Trustee shall be liable for any error of judgment made in good faith unless the party exercising such shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment. In no event shall the Distributor or the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Distributor or the Trustee be liable for the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation.

(b) Neither the Distributor nor the Trustee shall be responsible or liable for any failure or delay in the performance of their obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software)or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions.

(c) The Distributor and the Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

(d) The Trustee shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct or bad faith.

(e) Tax Liability. To the extent any payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax or government charge applicable to the creation or redemption of any Creation Unit of Shares of the Trust made pursuant to this Agreement is imposed, the Participant shall be responsible for the payment of such tax or government charge regardless of whether or not such tax or charge is imposed directly on the Participant. To the extent the Trust or the Distributor is required by law to pay any such tax or charge, the Authorized Participant agrees to promptly indemnify such party for any such payment, together with any applicable penalties, additions to tax or interest thereon.

12.

TRUSTEE CAPACITY. The parties acknowledge that the Trustee is acting in its capacity hereunder as trustee in accordance with and pursuant to the Trust Agreement and not in its general corporate capacity. The parties further acknowledge that neither the Trustee nor any of its officers, directors, employees or affiliates shall be personally liable for any obligation or liability hereunder.

13.	ACKNOWLEDGMENT. The Participant acknowledges receipt of the Trust Shares Prospectus and represents it has reviewed such document and understands the terms thereof.

14.

NOTICES. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram or facsimile or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to the Trustee shall be given or sent as follows: The Bank of New York Mellon, 2 Hanson Place, Brooklyn, NY 11217, Attn: Jarvis Joseph. All notices to the Participant and the Distributor shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

15.

TERMINATION AND AMENDMENT. This Agreement shall become effective in this form as of the date accepted by the Trustee and may be terminated at any time by any party upon thirty (30) day prior notice to the other parties (i) unless earlier terminated by the Trustee or Distributor in the event of a breach of this Agreement or the procedures described herein by the Participant or (ii) in the event that the Trust is terminated pursuant to the Trust Agreement. This Agreement supersedes any prior agreement between the parties. This Agreement may be amended by the Distributor without consent of any Beneficial Owner from time to time by the following procedure. The Distributor will mail a copy of the amendment to the Trustee and the Participant. For the purposes of this Agreement, mail will be deemed received by the recipient thereof on the third (3rd) day following the deposit of such mail into the U.S. postal system. If neither the Trustee nor the Participant objects in writing to the amendment within ten (10) days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

16.

REPRESENTATIONS REGARDING TRUST SHARES. The Participant shall not make, or permit any representative to make, in connection with any sale or solicitation of a sale of Trust Shares, any representations concerning Trust Shares except those contained in the then current Prospectus and in printed information approved by the Distributor and the Trust as information supplemental to such Prospectus. Copies of the then current Prospectus and any such printed supplemental information will be supplied by the Distributor to the Participant in reasonable quantities upon request.

17.	COUNTERPARTS. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all shall constitute but one and the same instrument.

18.	GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws thereof.

19.	SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

20.

ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other parties, except that any entity into which a party hereto may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion, or consolidation to which such party hereunder shall be a party, or any entity succeeding to all or substantially all of the business of the party, shall be the successor of the party under this Agreement. The party resulting from any such merger, conversion, consolidation or succession shall notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void.

21.

INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

22.

ENTIRE AGREEMENT. This Agreement, along with any other agreement or instrument delivered pursuant to this Agreement, supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

23.

SEVERANCE. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra national body or authority or regulatory or self- regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless the Distributor determines in its discretion, after consulting with the Trust, that the provision of this Agreement that was held invalid, illegal or unenforceable does affect the validity, legality or enforceability of one or more other provisions of this Agreement, and that this Agreement should not be continued without the provision that was held invalid, illegal or unenforceable, and in that case, upon the Distributor’s notification to the Trust of such a determination, this Agreement shall immediately terminate and the Distributor will so notify the Participant immediately.

24.

NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

25.	SURVIVAL. Section 10 (Indemnification) hereof shall survive the termination of this Agreement.

26.

OTHER USAGES. The following usages shall apply in interpreting this Agreement: (i) references to a governmental or quasigovernmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of such agency, authority or instrumentality; and (ii) “including” means “including, but not limited to.”

ALPS DISTRIBUTORS, INC.

BY:

NAME:

TITLE:

ADDRESS:	1290 Broadway, Suite 1100 Denver, CO 80203
TELEPHONE:	303.623.2577
FACSIMILE:	303.623.7850

{NAME OF PARTICIPANT}

BY:

NAME:

TITLE:

ADDRESS:

TELEPHONE:

FACSIMILE:

ACCEPTED BY:
THE BANK OF NEW YORK MELLON ON BEHALF OF THE SPDR S&P MIDCAP 400 ETF TRUST, AS TRUSTEE OF SUCH TRUST

BY:

NAME:
TITLE:
ADDRESS:	1 Wall Street New York, NY 10286
TELEPHONE:	212.635.6373
FACSIMILE:

DATED:

ANNEX I

TO

AUTHORIZED PARTICIPANT AGREEMENT

FOR SPDR S&P MIDCAP 400

ETF TRUST

PROCEDURES FOR PROCESSING

PURCHASE ORDERS AND REDEMPTION ORDERS

This Annex I to the Authorized Participant Agreement supplements the Prospectus with respect to the procedures to be used in processing (1) a Purchase Order for the purchase of Shares of the SPDR S&P MIDCAP 400 ETF Trust (the “Trust”) in Creation Units of each Fund and (2) a Redemption Order for the redemption of Shares of the Trust in Creation Units of each Fund of the Trust. Capitalized terms, unless otherwise defined in this Annex I, have the meanings attributed to them in the Authorized Participant Agreement or the Prospectus.

In order to place a Purchase Order, an Authorized Participant is required to have signed an Authorized Participant Agreement. Upon acceptance of the Authorized Participant Agreement and execution thereof by the Trust and in connection with the initial Purchase Order submitted by the Authorized Participant, the Transfer Agent will assign a PIN to each Authorized Person authorized to act for an Authorized Participant. This will allow an Authorized Participant, through its Authorized Person(s), to place a Purchase Order or Redemption Order with respect to the purchase or redemption of Creation Units of Shares of the Trust.

ANNEX I – PART A

TO

AUTHORIZED PARTICIPANT AGREEMENT

TO PLACE A PURCHASE ORDER FOR

CREATION UNIT(S) OF SHARES OF ONE OR MORE FUNDS OF SPDR

S&P MIDCAP 400 ETF Trust

1.	PLACING A PURCHASE ORDER:

The Authorized Participant (“AP” or “Participant”) submitting an order to create shall submit such orders containing the information required to the Transfer Agent in the following manner either: (a) by telephone to the BNYM ETF Order Desk Administrator followed up with the faxed order form according to the procedures set forth below, or (b) through the BNYM ETF Center Interface (electronic order entry system portal), as such may be made available and constituted from time to time, the use of which shall be subject to the terms and conditions of the Electronic Services Agreement incorporated herein by reference. The order so transmitted (either orally and in writing, or electronic form) is hereinafter referred to as the “Submission” or the “Purchase Order” as applicable, and the Business Day on which a Submission is made is hereinafter referred to as the “Transmittal Date”.

NOTE THAT WHEN THE TELEPHONIC METHOD OF SUBMITTING ORDERS IS USED, THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER OR REQUEST IS ONLY COMPLETED AND PROCESSED UPON RECEIPT OF THE FAXED ORDER FORM SUBMISSION.

To begin a Purchase Order by phone, the Participant must telephone the BNYM ETF Order Desk Administrator at (718) 315-7500 or other number that BNYM designates in writing to the AP. This telephone call must be made by an Authorized Person of the AP and answered by the BNYM ETF Order Desk before the established order window cut- off time of the Fund(s) (Eastern Standard Time “Listing Exchange Closing Time” or “Order Window Cut-off Time,” as applicable). Upon verifying the authenticity of the AP (as determined by the use of the appropriate PIN), the BNYM ETF Order Desk Administrator will request that the AP place the Purchase Order. To do so, the AP must provide the appropriate ticker symbols when referring to each Fund. After the AP has placed the Purchase Order, the BNYM ETF Order Desk Administrator will read the Purchase Order back to the AP. The AP then must confirm that the Purchase Order has been taken correctly by the BNYM ETF Order Desk Administrator. If the AP confirms that the Purchase Order has been taken correctly, the BNYM ETF Order Desk Administrator will issue an order number to the AP. Orders may also be placed by the AP via the BNYM ETF Center Interface by the times described above.

Purchase Orders for select funds (T-1 (T minus 1) Next Day International Market Orders, are to be placed after the Listing Exchange Closing Time of 4:00 PM and before the Fund’s established T-1 Order Window Cut-off Time, the latest being 5:30 PM Eastern

Standard Time on any Business Day. Such Purchase Orders, if accepted, will receive the next Business Day’s NAV per Creation Unit. The Transfer Agent’s telephone number for all T- l orders is 718-315-7501.

PLEASE NOTE: A PURCHASE ORDER IS NOT COMPLETE UNTIL AN ORDER NUMBER IS ISSUED BY THE BNYM ETF ORDER DESK ADMINISTRATOR AND THE COMPLETED ORDER FORM HAS BEEN RECEIVED BY THE BNYM ETF ORDER DESK ADMIISTRATOR BY THE ORDER WINDOW CUT-OFF TIME. WITH RESPECT TO EACH FUND, AN ORDER CAN NOT BE CANCELED BY THE AP AFTER THE FUND’S ORDER WINDOW CUT-OFF TIME. INCOMING TELEPHONE CALLS ARE QUEUED AND WILL BE HANDLED IN THE SEQUENCE RECEIVED. ACCORDINGLY THE AP SHOULD NOT HANG UP AND REDIAL. FOR CALLS THAT ARE PLACED BEFORE THE ORDER WINDOW CUT- OFF TIME THAT ARE IN THE HOLDING QUEUE UNANSWERED AT OR AFTER THE ORDER WINDOW CUT-OFF TIME WILL BE VERBALLY DENIED. INCOMING CALLS THAT ARE RECEIVED AFTER THE ORDER WINDOW CUT- OFF TIME WILL NOT BE ANSWERED BY THE BNYM ETF ORDER DESK. ALL TELEPHONE CALLS WILL BE RECORDED.

2.	RECEIPT OF TRADE CONFIRMATION:

Subject to the conditions that a properly completed Purchase Order has been placed by the AP not later than the Order Window Cut-off Time and that the Distributor finds no cause to reject such Purchase Order for the reason(s) listed in Section 3 below, the Distributor will accept the Purchase Order on behalf of the Trust and will confirm in writing or electronically (if using the BNYM ETF Center Interface) to the AP that its Purchase Order has been accepted within 45 minutes after the designated Order Window Cut-off Time on the date the order is placed (“Order Date”), as appropriate. Once the Purchase Order has been approved by the Distributor, the Distributor signs the written Purchase Order (indicating the time of its signature) and transmits that Purchase Order to the BNYM ETF Order Desk Administrator, if not approving the Order(s) on-line via the ETF Center Interface.

Until such time as the Distributor confirms acceptance thereof, any Purchase Order remains subject to rejection by the Trust for any reason(s) listed in Section 3 below.

3.	REJECTING OR SUSPENDING PURCHASE ORDERS:

The Trust and the Distributor reserve the absolute right to reject acceptance of a Purchase Order for the following reasons: (i) the order is not in proper form as determined by the Trust, the BNYM ETF Order Desk Administrator or the Distributor; (ii) subject to Section 4 of this Annex I - Part A, the portfolio of Deposit Securities (and/or cash in lieu of names that the AP is not able to deliver in physical form) delivered is not as specified by the Distributor, (iii) the investor(s), upon obtaining the Shares ordered, would own 80% or more of the currently outstanding Shares of such Fund; (iv) acceptance of the Deposit Securities would have certain adverse tax consequences to the Trust or any Fund; (v) the acceptance of the Fund Deposit would, in the opinion of counsel, be unlawful; or (vi) circumstances outside the control of Trust, the Distributor or the Transfer Agent make it impossible to process a Purchase Order. The Distributor shall notify the AP of a rejection of any Purchase Order. The Distributor and the Trust are under no duty, however, to give notification of any defects or irregularities in the delivery of Fund Deposits nor shall either of them incur any liability for the failure to give any such notification.

The Trust acknowledges its agreement to return to the AP or any party for which it is acting any dividend, distribution or other corporate action paid to the Trust in respect of any Deposit Security that is transferred to the Trust that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the AP or any party for which it is acting.

4.	CONTRACTUAL SETTLEMENT:

(a) Through the CNS Clearing Process:

(1) Except as provided below, Deposit Securities of any Domestic Fund must be delivered through the NSCC to a DTC account maintained at the Custodian on or before the Domestic Contractual Settlement Date (defined below). The AP must also make available on or before the Contractual Settlement Date, by means satisfactory to the Trust, immediately available or same day funds estimated by the Trust to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable purchase Transaction Fee. Any excess funds will be returned following settlement of the issue of the Creation Unit of Shares of the Trust. The “Domestic Contractual Settlement Date” is the earlier of (i) the date upon which all of the required Deposit Securities, the Cash Component and any other cash amounts which may be due are delivered to the Trust or (ii) the trade date plus two Business Days (“T+2”). Except as provided in the next two paragraphs, a Creation Unit of Shares of any Fund will be issued through the CNS system and the payment of the Cash Component and the purchase Transaction Fee through CNS in accordance with the terms, conditions and guarantees as set forth in CNS agreements to which the Custodian and AP have entered into.

(2) The Trust reserves the right to permit or require the substitution of an amount of cash (i.e., a “cash in lieu” amount) to be added to the Cash Component to replace any Deposit Security with respect to any Domestic Fund which may not be available in sufficient quantity for delivery or which may not be eligible for transfer through the CNS Clearing Process, or which may not be eligible for transfer through the systems of DTC and hence not eligible for transfer through the CNS Clearing Process (discussed below). Additional cost, if any, to acquire the omitted securities will be at the expense of the Participant.

(3) Any settlement outside the CNS Clearing Process is subject to additional requirements and fees as discussed in the Prospectus.

(b) Outside the CNS Clearing Process:

(1) Except as provided below, Deposit Securities must be delivered to an account maintained at the applicable local Subcustodian on or before the International Contractual Settlement Date (defined below). The AP must also make available on or before the

International Contractual Settlement Date, by means satisfactory to the Trust, immediately available or same day funds estimated by the Trust to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order, together with the applicable purchase Transaction Fee (as described in the Prospectus). Any excess funds will be returned following settlement of the issue of the Creation Unit of Shares. The “International Contractual Settlement Date” with respect to each International Fund is the earlier of (i) the date upon which all of the required Deposit Securities, the Cash Component and any other cash amounts which may be due are delivered to the Trust or (ii) the latest day for settlement on the customary settlement cycle in the jurisdiction(s) where any of the securities of such International Fund are customarily traded.

(2) Except as provided in the next two paragraphs, a Creation Unit of Shares in any International Fund will not be issued until the transfer of good title to the Trust of the portfolio of Deposit Securities and the payment of the Cash Component and the purchase Transaction Fee have been completed. When the Subcustodian confirms to the Custodian that the required securities included in the Fund Deposit (or, when permitted in the sole discretion of the Trust, the cash value thereof) have been delivered to the account of the relevant Subcustodian, the Custodian shall will cause the delivery of the Creation Unit of Shares.

(3) The Trust may in its sole discretion permit or require the substitution of an amount of cash (i.e., a “cash in lieu” amount) to be added to the Cash Component to replace any Deposit Security which may not be available in sufficient quantity for delivery or for other similar reasons. If the Trust notifies the Distributor that a “cash in lieu” amount will be accepted, the Distributor will notify the AP and the Transfer Agent and the AP shall deliver, on behalf of itself or the party on whose behalf it is acting, the “cash in lieu” amount, with any appropriate adjustments as advised by the Trust which may include any difference between the actual cost to the Trust to acquire an omitted security and the value of the security had the security been delivered in kind. Additional amounts, if any, shall be included in the calculation of the Cash Component to be received, any excess amounts will be returned to the AP following settlement of the issue of the Creation Unit of Shares.

(4) In the event that a Fund Deposit is incomplete on the settlement date for a Creation Unit of Shares because certain or all of the Deposit Securities are missing, the Trust ~~may~~ may issue a Creation Unit of Shares notwithstanding such deficiency in reliance on the undertaking of the AP to deliver the missing Deposit Securities as soon as possible, which undertaking shall be secured by such the AP’s delivery and maintenance of collateral consisting of cash having a value at least equal to 115% of the value of the missing Deposit Securities. The parties hereto agree that the delivery of such collateral shall be made in accordance with the Cash Collateral Settlement Procedures, which such procedures shall be provided to the AP by the Transfer Agent upon request. The parties hereto further agree that the Trust, acting in good faith, may purchase the missing Deposit Securities at any time and the AP agrees to accept liability for any shortfall between the cost to the Trust of purchasing such securities and the value of the collateral, which may be sold by the Trust at such time, and in such manner, as the Trust may determine in its sole discretion.

5.	CASH PURCHASES:

When, in the sole discretion of the Trust, cash purchases of Creation Units of Shares are available or specified for a Fund, such purchases shall be affected in essentially the same manner as in-kind purchases thereof. In the case of a cash purchase or where the cash equivalent value of one or more Deposit Securities is being deposited in lieu of such Deposit Security, the AP must pay the cash equivalent of the Deposit Securities it would otherwise be required to provide through an in-kind purchase, plus the same Cash Component required to be paid by an in-kind purchaser. In addition, to offset the Trust’s brokerage, transaction, and other costs associated with using the cash to purchase the requisite Deposit Securities, the AP may be required to pay and additional Transaction Fee or adjustment as advised by the Trust which may include any difference between the actual cost to the Trust to acquire the Deposit Securities and the value of the Deposit Securities had the Deposit Securities been delivered. Such Transaction Fees and additional amounts, if any, shall be included in the calculation of the Cash Component to be received. Any excess amounts will be returned to the AP following settlement of the issue of the Creation Unit of Shares

6.	CUSTOM BASKETS:

The Trust has developed procedures for Creations and Redemptions using baskets of Deposit Securities that differ from that published by NSCC as the then-existing portfolio basket for the Fund (a “Custom Basket”). In order for an AP to deliver or receive a Custom Basket to the Distributor or Transfer Agent and the Trust in connection with a purchase or redemption order rather than the basket of Deposit Securities published by NSCC together with the Cash Amount, any cash in lieu amounts and any other cash fees, the Distributor, the Funds’ investment adviser, or Trust must notify the AP that the Fund would like to effect the purchase or redemption through a Custom Basket and identify the contents of the Custom Basket on or prior to the time the AP calls with its Purchase Order and the AP must agree to deliver the Custom Basket in connection with the purchase. Prior to trade date, the Transfer Agent must notify NSCC of the Deposit Securities in the custom creation basket.

ANNEX I -- PART B

TO

AUTHORIZED PARTICIPANT AGREEMENT

TO PLACE A REDEMPTION ORDER FOR

CREATION UNIT(S) OF SHARES OF ONE OR MORE FUNDS

OF

MDY SPDRs TRUST

1.	PLACING A REDEMPTION ORDER:

The Participant submitting an order to redeem shall submit such orders containing the information required to the Transfer Agent in the following manner either(a) by telephone to the BNYM ETF Order Desk Administrator followed up with the faxed order form according to the procedures set forth below, or (b) through the BNYM ETF Center Interface (electronic order entry system portal), as such may be made available and constituted from time to time, the use of which shall be subject to the terms and conditions of the Electronic Services Agreement incorporated herein by reference. The order so transmitted (either orally and in writing, or electronic form) is hereinafter referred to as the “Submission” or the “Redemption Order” as applicable, and the Business Day on which a Submission is made is hereinafter referred to as the “Transmittal Date”.

NOTE THAT WHEN THE TELEPHONIC METHOD OF SUBMITTING ORDERS IS USED, THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER OR REQUEST IS ONLY COMPLETED AND PROCESSED UPON RECEIPT OF THE FAXED ORDER FORM SUBMISSION.

To begin a Redemption Order by phone, the AP must telephone the BNYM ETF Order Desk Administrator at (718) 315-7500 or other number that BNYM designates in writing to the AP. This telephone call must be made by an Authorized Person of the AP and answered by the BNYM ETF Order Desk before the established Order Window Cut-off Time. Upon verifying the authenticity of the AP (as determined by the use of the appropriate PIN), the BNYM ETF Order Desk Administrator will request that the AP place the Redemption Order. To do so, the AP must provide the appropriate ticker symbols when referring to each Fund. After the AP has placed the Redemption Order, the BNYM ETF Order Desk Administrator will read the Redemption Order back to the AP. The AP then must confirm that the Redemption Order has been taken correctly by the BNYM ETF Order Desk Administrator. If the AP confirms that the Redemption Order has been taken correctly, the BNYM ETF Order Desk Administrator will issue an order number to the AP. Orders may also be placed by the AP via the BNYM ETF Center Interface by the times described above.

Redemption Orders for select funds (T-1 (T minus 1 ) Next Day International Market Orders, are to be placed after the Listing Exchange Closing Time of 4:00 PM and before the Fund’s established T-1 Order Window Cut-Off Time, the latest being 5:30 PM Eastern Standard Time on any Business Day. Such Redemption Orders, if accepted, will receive the next Business Day’s NAV per Creation Unit. The Transfer Agent’s telephone number for all T-1 orders is (718) 315-7501.

PLEASE NOTE: A REDEMPTION ORDER IS NOT COMPLETE UNTIL AN ORDER NUMBER IS ISSUED BY THE BNYM ETF ORDER DESK ADMINISTRATOR AND THE COMPLETED ORDER FORM HAS BEEN RECEIVED BY THE BNYM ETF ORDER DESK ADMIISTRATOR BY THE ORDER WINDOW CUT-OFF TIME. WITH RESPECT TO EACH FUND, AN ORDER CAN NOT BE CANCELED BY THE AP AFTER THE FUND’S ORDER WINDOW CUT-OFF TIME. INCOMING TELEPHONE CALLS ARE QUEUED AND WILL BE HANDLED IN THE SEQUENCE RECEIVED. ACCORDINGLY, THE AP SHOULD NOT HANG UP AND REDIAL. FOR CALLS THAT ARE PLACED BEFORE THE ORDER WINDOW CUT- OFF TIME THAT ARE IN THE HOLDING QUEUE UNANSWERED BY STAFF AT OR AFTER THE ORDER WINDOW CUT-OFF TIME, WILL BE VERBALLY DENIED. INCOMING CALLS THAT ARE RECEIVED AFTER THE ORDER WINDOW CUT-OFF TIME WILL NOT BE ANSWERED BY THE BNYM ETF ORDER DESK. ALL TELEPHONE CALLS WILL BE RECORDED.

2.	RECEIPT OF TRADE CONFIRMATION:

Subject to the conditions that a properly completed Redemption Order has been placed by the AP not later than the Order Window Cut-off Time and that the Distributor finds no cause to reject such Redemption Order for the reason(s) listed in Section 3 below, the Distributor will accept the Redemption Order on behalf of the Trust and will confirm in writing or electronically (if using the BNYM ETF Center Interface) to the AP that its Redemption Order has been accepted within 45 minutes after the designated Order Window Cut-off Time on the Order Date, as appropriate). Once the Redemption Order has been approved by the Distributor, the Distributor signs the written Redemption Order (indicating the time of its signature) and transmits the Redemption Order to the BNYM ETF Order Desk Administrator, if not approving the Order(s) on-line via the ETF Center Interface.

Until such time as the Distributor confirms acceptance thereof, any Redemption Order remains subject to rejection by the Trust for any reason(s) listed in Section 3 below.

3.	REJECTING OR SUSPENDING REDEMPTION ORDERS:

The right of redemption may be suspended or the date of payment postponed with respect to a Fund: (i) for any period during which the Listing Exchange is closed (other than customary weekend and holiday closings); (ii) for any period during which trading on the Listing Exchange is suspended or restricted; (iii) for any period during which an emergency exists as a result of which disposal of the shares of such Fund or determination of such Fund’s NAV is not reasonably practicable; or (iv) in such other circumstances as permitted by the SEC.

4.	TAKING DELIVERY OF DEPOSIT SECURITIES:

The Deposit Securities constituting in-kind redemption proceeds will be delivered to the appropriate account, which must be indicated in the AP’s Standing Redemption Instructions. An Authorized Person of the AP may amend the AP’s Standing Redemption Instructions from time to time by writing to the BNYM ETF Order Desk Administrator and the Trust in a form approved by the Trust. A redeeming Beneficial Owner or the AP acting on behalf of such Beneficial Owner must maintain an appropriate securities broker-dealer, bank or other custody arrangements to which account such Deposit Securities will be delivered. Redemptions of Shares for Deposit Securities will be subject to compliance with applicable U.S. federal and state securities laws.

5.	CONTRACTUAL SETTLEMENT:

(a) Through the CNS Clearing Process:

(1) Except as provided below, the Shares of any Domestic Fund must be delivered through the NSCC to a DTC account maintained at the applicable custodian of any Domestic Fund on or before the Domestic Contractual Settlement Date (defined below). The Trust will make available on the Domestic Contractual Settlement Date the Cash Component next determined after acceptance of the Redemption Order, less the applicable Transaction Fee. The “Domestic Contractual Settlement Date” is the date upon which all of the required Shares must be delivered to the Trust and, the Deposit Securities, any cash in lieu amounts and Cash Component less any fees are delivered by the Trust to the AP (ordinarily trade date plus two Business Days (T+2)). Except as provided in the next two paragraphs, the Deposit Securities representing Creation Units of Shares and any cash component will be delivered concurrently with the transfer of good title to the Trust of the required number of Shares through the NSCC’s Continuous Net Settlement (CNS) system and the delivery of the Cash Component less the Transaction Fee through CNS;

(2) The Trust reserves the right to permit or require the substitution of an amount of cash (i.e., a “cash in lieu” amount) to be added to the Cash Component to replace any Deposit Security with respect to a Fund which may not be available in sufficient quantity for delivery or which may not be eligible for transfer through the CNS Clearing Process, or which may not be eligible for transfer through the systems of DTC and hence not eligible for transfer through the CNS Clearing Process (discussed below) and will be at the expense of the Fund and will affect the value of all Shares of such Fund; but the Trust, subject to the approval of the Board, may adjust the Transaction Fee within the parameters described below to protect ongoing shareholders. Any settlement outside the CNS Clearing Process is subject to additional requirements and fees as discussed in the Prospectus.

(3) In the event that the number of Shares is insufficient on the settlement date for Creation Unit(s) of Shares, the Trust may deliver the Deposit Securities notwithstanding such deficiency in reliance on the AP’s undertaking to deliver the missing Shares as soon as possible, which undertaking shall be secured by such AP’s delivery and maintenance of collateral consisting of cash having a value at least equal to 115% of the value of the missing Shares. The parties hereto agree that the delivery of such collateral shall be made in accordance with the Cash Collateral Settlement procedures, which such procedures shall be provided to the AP by the BNYM ETF Order Desk Administrator upon request. The parties hereto further agree that the Trust, acting in good faith, may purchase the missing Shares at any time and the AP agrees to accept liability for any shortfall between the cost to the Trust of purchasing such Shares and the value of the collateral, which may be sold by the Trust at such time, and in such manner, as the Trust may determine in its sole discretion.

(b) Outside the CNS Clearing Process:

(1) Except as provided below, the Shares must be delivered to an account maintained at the Custodian on or before the Business Day immediately following the date on which the NAV of the redemption was calculated. The Trust will also make available on the International Contractual Settlement Date, immediately available or same day funds sufficient to pay the Cash Component next determined after acceptance of the Redemption Order, less the applicable Transaction Fee (as described in the Prospectus). The “International Contractual Settlement Date” of an International Fund is the earlier of (i) the date upon which all of the Deposit Securities are delivered to the AP or (ii) the latest day for settlement on the customary settlement cycle in the jurisdiction(s) where the any of the securities of such International Fund are customarily traded.

(2) Deliveries of redemption proceeds by a Fund generally will be made within three (3) Business Days. Due to the schedule of holidays in certain countries, however, the delivery of in-kind Deposit Securities of International Funds may take longer than three Business Days after the day on which the Redemption Order is placed.

(3) Except as provided in the next two paragraphs, the Deposit Securities will not be delivered until the transfer of good title to the Trust of the required Creation Unit(s) of Shares has been completed. When the Custodian confirms that the required Shares or, when permitted in the sole discretion of the Trust, the cash collateral has been received by the account, the Custodian will cause the delivery of the Deposit Securities.

(4) The Trust may in its sole discretion permit or require the substitution of an amount of cash (i.e., a “cash in lieu” amount) to be added to the Cash Component to replace any Deposit Security which may not be available in sufficient quantity for delivery or for other similar reasons. If the Trust notifies the Distributor that a “cash in lieu” amount will be delivered, the Distributor will notify the AP and the AP shall receive the “cash in lieu” amount, with any appropriate adjustments as advised by the Trust. The AP may also elect to replace any Deposit Securities with a “cash in lieu” amount to the extent that the AP is not authorized to purchase the particular Deposit Securities from the Fund or is not able to sell the particular Deposit Securities in the secondary market, consistent with restrictions in applicable law or the AP’s internal policies and procedures.

(5) In the event that the number of Shares is insufficient on the settlement date for Creation Unit(s) of Shares (Order Date +1), the Trust may deliver the Deposit Securities notwithstanding such deficiency in reliance on the AP’s undertaking to deliver the missing Shares as soon as possible, which undertaking shall be secured by such AP’s delivery on Order Date +1 and subsequent maintenance of collateral consisting of cash having a value at least equal to 115% of the value of the missing Shares. The parties hereto agree that the delivery of such collateral shall be made in accordance with the Cash Collateral Settlement procedures, which such procedures shall be provided to the AP by the BNYM ETF Order Desk Administrator upon request. The parties hereto further agree that the Trust, acting in good faith, may purchase the missing Shares at any time and the AP agrees to accept liability for any shortfall between the cost to the Trust of purchasing such Shares and the value of the collateral, which may be sold by the Trust at such time, and in such manner, as the Trust may determine in its sole discretion.

6.	CASH REDEMPTIONS:

In the event that, in the sole discretion of the Trust, cash redemptions are permitted or required by the Trust, proceeds will be paid to the AP redeeming Shares on behalf of the redeeming investor as soon as practicable after the date of redemption.

ANNEX II

TO

AUTHORIZED PARTICIPANT AGREEMENT

AUTHORIZED PERSONS

Date:

[Address of the AP]

Attn: SPDR S&P MIDCAP 400 ETF Trust Authorized Participant Agreement

The Bank of New York Mellon

2 Hanson Place, 12th floor

Brooklyn, NY 11217

Attn: ETF Services

Re: Authorized Persons for Authorized Participant under SPDR S&P MIDCAP 400 ETF Trust

Authorized Participant Agreement (the “Agreement”)

Ladies and Gentlemen:

Pursuant to the Agreement, following are the names and signatures of all Authorized Persons (as defined in the Agreement).

Name	Signature	Phone	Email

Please provide PINs for those listed above.

Very truly yours,

Corp Seal

Name:
Title: